Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre North Wall Quay Dublin 1

Tel: +353 1 649 2000 Fax: +353 1 649 2649 email: info@algoodbody.com website: www.algoodbody.com dx: 29 Dublin

Our ref	01413725	Your ref	Date	6 April 2015

Prothena Corporation plc
25-28 North Wall Quay
Dublin 1
Ireland

Re:    Prothena Corporation plc (the Company)

Dear Sirs,

We are acting as Irish counsel to the Company, a public limited company incorporated under the laws of Ireland (registered number 518146) in connection with the filing of a Registration Statement on Form S-3 (the Registration Statement) with the Securities and Exchange Commission (the SEC) pursuant to which we understand the Company will register, under the Securities Act of 1933, as amended, ordinary shares of the Company, par value $0.01 per share (the Shares).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this Opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches on 2 April 2015 (being the last practicable date on which searches could be conducted) in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this Opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the (continued) truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that, at the time of the issuance of the Shares, a sufficient number of ordinary shares will be authorised and available for issuance by the Company’s board of directors (the Board) pursuant to the Company’s Memorandum and Articles of Association, that the consideration for the issuance of such Shares will not be less than the par value of the ordinary shares, and that the Board, or any appropriate committee appointed thereby, will have the valid authority to issue such ordinary shares on a non pre-emptive basis.

We have further assumed that none of the resolutions and authorities of the Board or shareholders of the Company upon which we have relied have been or will be varied, amended or revoked in any respect or have expired and that the Shares will be issued in accordance with such resolutions and authorities.

Dublin        Belfast        London         New York        San Francisco        Palo Alto

P.M. Law	V.J. Power	S. O’Riordan	E.A. Roberts	D. Widger	J.B. Somerville	D. Main	P.T. Fahy	A. Casey	G. Stanley	C. Morrissey
C.E. Gill	L.A. Kennedy	M.P. McKenna	C. Rogers	C. Christle	M.F. Barr	J. Cahir	A.J. Johnston	B. Hosty	D. Dagostino
E.M. FitzGerald	S.M. Doggett	K.A. Feeney	G. O’Toole	S. O’Croinin	A.M. Curran	M. Traynor	M. Rasdale	M. O’Brien	E. Keane
B.M. Cotter	B. McDermott	M. Sherlock	J.N. Kelly	J.W. Yarr	A. Roberts	P.M. Murray	D. Inverarity	K. Killalea	C. Clarkin
J. G. Grennan	C. Duffy	E.P. Conlon	N. O’Sullivan	D.R. Baxter	M. Dale	N. Ryan	M. Coghlan	L. Mulleady	R. Grey
J. Coman	E.M. Brady	E. MacNeill	M.J. Ward	A. McCarthy	C. McCourt	P. Walker	D.R. Francis	K. Ryan	R. Lyons
P.D. White	P.V. Maher	K.P. Allen	A.C. Burke	J.F. Whelan	R.M. Moore	K. Furlong	L.A. Murphy	E. Hurley	J. Sheehy

Consultants:   J.R. Osborne   S.W. Haughey   T.V. O’Connor   Professor J.C.W. Wylie   A.F. Browne   M.A. Greene   A.V. Fanagan   J.A. O’Farrell   I.B. Moore   J.H. Hickson

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Shares in good faith, for its legitimate and bona fide business purposes. We have further assumed that: (i) the Company will be fully solvent at the time of and immediately following the issue of any Shares; (ii) no resolution or petition for the appointment of a liquidator or examiner will be passed or presented prior to the issue of any Shares; (iii) no receiver will have been appointed in relation to any of the assets or undertaking of the Company prior to the issue of the Shares and (iv) no composition in satisfaction of debts, scheme of arrangement, or compromise or arrangement with creditors or members (or any class of creditors or members) will be proposed, sanctioned or approved in relation to the Company prior to the issue of the Shares.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, and based upon searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on 2 April 2015, we are of the opinion that the Shares, when issued in accordance with all necessary corporate action of the Company, including a valid resolution of the Board or any duly appointed committee thereof, will be duly authorised, validly issued, fully paid and will not be subject to calls for any additional payments (non-assessable).

In rendering this Opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement.

This Opinion is being delivered to you and may not be relied upon or distributed to any other person without our prior written consent.

The Opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully,

/s/ A&L Goodbody

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